Zumiez Inc. Reports January 2013 Sales Results

January 2013 Comparable Store Sales Increased 2.6%; Company Raises Fourth Quarter Guidance

LYNNWOOD, WA -- (Marketwire - February 06, 2013) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended February 2, 2013 increased 57.9% to $50.3 million, compared to $31.8 million for the four-week period ended January 28, 2012. The Company's comparable store sales increased 2.6%, for the five-week period ended February 2, 2013, on top of a comparable store sales increase of 11.1% for the five-weeks ended February 4, 2012.

The Company's fourth quarter (14-weeks) comparable store sales decreased 1.0% and the full year fiscal 2012 (53-weeks) comparable store sales increased 5.0%. Due to the 53rd week in fiscal 2012, comparable store sales for the period ended February 2, 2013 are compared to the same time frame ended February 4, 2012.

Based primarily on better than planned sales, the Company has increased its fiscal 2012 fourth quarter guidance. The Company now expects net income per diluted share to be $0.65 to $0.66, an increase from the previously issued guidance of net income per diluted share of approximately $0.59 to $0.62.

To hear the Zumiez prerecorded January sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of February 2, 2013 we operated 500 stores, 472 in the United States, 20 in Canada, and 8 in Europe. In the United States and Canada we operate under the name Zumiez and in Europe we operate under the name Blue Tomato. Additionally, we operate ecommerce web sites under www.zumiez.com and www.blue-tomato.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company's quarterly report on Form 10-Q for the quarter ended October 27, 2012 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200